Exhibit 99.1

IDW Media Holdings, Inc. Announces NYSE American
Uplisting and Closing of $10.4 Million Public Offering and
Full Exercise of Underwriter’s Over-Allotment Option

NEWARK, NJ and LOS ANGELES, CA / ACCESSWIRE / August 6, 2021 / IDW Media Holdings, Inc. (NYSE American: IDW) (the “Company” or “IDW”), an integrated media company, today announced the closing of an underwritten public offering of 2,875,000 shares of its Class B Common Stock (the “Common Stock”), which included the full exercise of the underwriter’s over-allotment option, at a public offering price of $3.60 per share for gross proceeds of approximately $10.4 million, prior to deducting underwriting discounts, commissions, and other offering expenses.

The Common Stock began trading on the NYSE American on August 4, 2021, under the symbol “IDW”.

EF Hutton, division of Benchmark Investments, LLC acted as sole book-running manager for the offering.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1, as amended (File No. 333-257708), on August 2, 2021. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IDW

IDW is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television, games, merchandise and other entertainment platforms and leverage established stories from our creative partners.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those utilizing the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent the Company’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. IDW’s filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDW assumes no obligation to update any forward-looking statements.

Contact:

IDW Media Investor Relations

investor.relations@idwmh.com